Exhibit 99.1

Page 1	Biogen Idec Reports Third Quarter 2007 Results
Media Contact:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Keith Regnante
Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Third Quarter 2007 Results
Cambridge, MA, October 23, 2007 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today reported its third quarter 2007 results.
Third Quarter 2007 Highlights:
•	Third quarter revenues were $789 million, an increase of 12% from $703 million in the prior year. There were three main drivers of this growth.
•	AVONEX® (interferon beta-1a) sales increased 2% to $455 million.

•	RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement increased 15% to $235 million.

•	Global in-market net sales of TYSABRI® (natalizumab) increased to $93 million (from $8 million in the third quarter 2006). Based on the collaboration structure with Elan, Biogen Idec recognized revenue of $63 million related to TYSABRI (from $19 million in the third quarter 2006).
•	On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), third quarter 2007 net income was $119 million, or $0.41 diluted earnings per share (EPS), a decrease from $157 million, or $0.45 diluted EPS, in the third quarter of 2006.

•	Third quarter 2007 non-GAAP net income was $170 million, or $0.58 diluted EPS, a decrease from non-GAAP net income of $207 million, or $0.60 diluted EPS, in the third quarter 2006. These non-GAAP results exclude purchase accounting and merger-related accounting impacts, stock option expense, and other items.

Page 2 Biogen Idec Reports Third Quarter 2007 Results
“The year is unfolding as planned, and we are well on track to hitting the 2007 financial guidance that we revised upward this summer,” said James Mullen, Biogen Idec’s Chief Executive Officer.
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $119 million (or diluted EPS of $0.41) in the third quarter of 2007. On a non-GAAP basis, Biogen Idec reported net income of $170 million in the third quarter of 2007. Non-GAAP diluted EPS were $0.58 for the third quarter of 2007. Both the GAAP and non-GAAP earnings figures for the third quarter 2007 include a $50 million, or $0.11 diluted EPS, R&D expense due to an upfront license payment to Cardiokine.
The reconciling items of note between GAAP net income and diluted GAAP EPS and non-GAAP net income and non-GAAP diluted EPS in the third quarter, as itemized in Table 3 within this press release, were primarily as follows:
•	Pre-tax charges of $96 million for in-process R&D related to the consolidation of Cardiokine and the amortization of intangibles related to the 2003 Biogen and Idec merger, the 2006 acquisitions of Conforma and Fumapharm, and the 2007 acquisition of Syntonix;

•	Pre-tax other income of $38 million due to the consolidation of Cardiokine and the gain on the sale of certain long lived assets;

•	Pre-tax share-based compensation expense under SFAS No. 123R of $9 million; and

•	Tax benefit of $17 million related to these pre-tax reconciling items.
Revenue Performance
Revenues from AVONEX, the world’s most prescribed therapy for patients with relapsing forms of multiple sclerosis (MS), increased 2% in the third quarter to $455 million as compared with the prior year quarter. U.S. sales were $266 million and international sales increased 7% to $189 million.
Revenues for the third quarter 2007 included $235 million from Biogen Idec’s joint business arrangement related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas (NHL) and rheumatoid arthritis (RA) that Biogen Idec co-promotes in the U.S. with Genentech Inc. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits. U.S. net sales of RITUXAN were $572 million in the third quarter (Q3 2006 were $509 million), as reported by Genentech.
During the third quarter of 2007, Biogen Idec recognized revenue of $63 million related to TYSABRI. This amount is comprised of:
•	$28 million related to product sold through Elan in the U.S. (based on $59 million of in-market sales); and

•	$35 million related to product sold by Biogen Idec in International markets.
As of the end of September 2007, approximately 17,000 patients are on TYSABRI therapy worldwide in the commercial and clinical trials settings.

Page 3 Biogen Idec Reports Third Quarter 2007 Results
•	In the US, approximately 10,500 patients are on TYSABRI therapy commercially.

•	In the EU, approximately 5,500 patients are on TYSABRI therapy commercially.

•	In clinical trial settings, approximately 1,000 patients are on TYSABRI therapy.
Revenue from FUMADERM® (fumaric acid esters) in the third quarter of 2007 was $7 million. Biogen Idec recognized $5 million in sales of FUMADERM in Q2 2007. Table 4 provides individual product revenues.
Royalty revenues were $24 million and $22 million in the third quarter 2007 and 2006, respectively.
Share Repurchase Program
Biogen Idec did not repurchase any shares in the third quarter 2007 under the 20 million share repurchase program authorized by Biogen Idec’s Board of Directors in October 2006.
Financial Guidance
Biogen Idec today reiterated its guidance for the full year 2007, including:
•	Total revenue growth of 16%-18% over 2006;

•	Similar financial margins for 2006 and 2007, except for R&D, which will be approximately 28%-30% of revenue;

•	Non-GAAP diluted EPS, incorporating the impact of the recent tender offer, in the range of $2.60-$2.70 which represents 16%-20% annual growth. This non-GAAP diluted EPS estimate excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects;

•	Company expects the fully diluted share count to be approximately 316-322 million for the full year;

•	The Company anticipates that 2007 capital expenditures will be in the range of $250-$300 million.
Full year 2007 GAAP diluted EPS is estimated to be in the range of $1.84-$1.94 versus $0.63 per share in 2006. This estimate excludes future acquisitions or transactions. In order to reconcile GAAP and non-GAAP EPS guidance, we have excluded the following items from our non-GAAP EPS guidance provided above:
•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $274 million, or approximately $0.86 per share, for already completed transactions;

•	Stock option expense due to FAS 123R in 2007 is estimated to be in the range of $30-$40 million, or approximately $0.10-$0.12 per share;

•	Gain on the sale of long-lived assets of $7 million, or approximately $0.02 per share;

•	Income tax impact from these items of $50-60 million, or approximately $0.16-$0.19 per share.
Because the Company cannot predict with certainty the nature or the amount of non-operating or unusual charges for 2007, we have made no assumption regarding future purchase accounting

Page 4 Biogen Idec Reports Third Quarter 2007 Results
charges in this GAAP guidance. The Company may incur charges or realize income in 2007 that could cause actual results to vary from this guidance.
Recent Highlights
•	On July 23rd, Biogen Idec and Elan Corporation announced the one-year anniversary of TYSABRI® as a treatment for relapsing forms of multiple sclerosis. One year following its return to market in the United States and introduction in the European Union, the companies estimated that, as of mid-July 2007 in both commercial use and clinical trials, approximately 14,000 patients were on TYSABRI therapy worldwide.

•	On July 31st, Biogen Idec and Elan Corporation announced that the Gastrointestinal Drugs Advisory Committee and the Drug Safety and Risk Management Advisory Committee of the U.S. Food and Drug Administration voted 12 in favor to 3 opposed, with 2 abstaining, to recommend approval of TYSABRI® as a treatment for moderate-to-severe Crohn’s disease in patients who have failed or cannot tolerate available therapies.

•	On August 9th, Biogen Idec announced that Paul Clancy was appointed Executive Vice President and Chief Financial Officer, effective August 13, 2007. He reports directly to James C. Mullen.

•	On August 14th, Biogen Idec announced that positive results of a Phase II study of oral ADENTRI®, an A1 adenosine receptor antagonist, in stable heart failure patients were published in the Journal of the American College of Cardiology. Results showed that administration of oral ADENTRI for 10 days, in addition to standard heart failure therapy, was well tolerated and resulted in clinically significant increases in sodium excretion while preserving renal function.

•	On August 20th, Biogen Idec and Elan Corporation announced the publication of results demonstrating that patients treated with TYSABRI® showed a significant improvement in health-related quality-of-life (HRQoL) measures when compared to placebo. These results are from the first Phase III multiple sclerosis studies that have demonstrated improvement on HRQoL measures in patients with relapsing forms of MS. The results were published in the August 20th issue of Annals of Neurology.

•	On September 6th, Biogen Idec announced its goal to generate revenue growth at a 15% compounded annual growth rate (CAGR) and non-GAAP EPS at a 20% CAGR from 2007 through 2010. These financial goals reflect the strong growth momentum already underway at Biogen Idec. Specifically, the company expects its growth to be driven by: continued solid performance of AVONEX®, expansion of RITUXAN® into autoimmune diseases, achieving the milestone of 100,000 patients on TYSABRI® by year-end 2010, and continued geographic diversification of its revenue base with more than 40% of revenue from its International business by 2010. Biogen Idec also reiterated its guidance for the full year 2007.

•	On September 24th, Biogen Idec announced a research collaboration with the newly formed Brain Science Institute at Johns Hopkins University to discover and develop therapies for

Page 5 Biogen Idec Reports Third Quarter 2007 Results
neurodegenerative diseases such as multiple sclerosis, Alzheimer’s and Parkinson’s. The collaboration, the first of its kind between Biogen Idec and the University, will be focused on discovering and advancing clinical candidates from the lab into the clinic, with an emphasis on discovering new therapeutics for these diseases.

•	On September 30th, Biogen Idec announced the publication of findings from a preclinical study reporting that the anti-LINGO-1 antibody can promote spinal cord remyelination and axonal integrity, suggesting a potential role as a treatment for multiple sclerosis (MS) and other demyelinating diseases of the central nervous system (CNS). The results are published in the October issue of Nature Medicine, and confirm previously published data that suggested a role for the anti-LINGO-1 antibody in CNS myelin repair.

•	On October 11th, Biogen Idec and Elan Corporation announced new data on the global utilization and safety of TYSABRI®, citing that as of the end of September 2007 approximately 17,000 patients are on commercial and clinical therapy worldwide, and that the safety data to date continue to support a favorable benefit-risk profile for TYSABRI.

•	On October 11th, Biogen Idec and Elan Corporation announced that TYSABRI® treatment significantly increases the proportion of disease-free patients with multiple sclerosis (MS) according to a post hoc analysis of the Phase III AFFIRM study presented at the 23rd Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) in Prague, Czech Republic. Also presented were findings from the PLEX study which suggest that plasma exchange may be an effective means of accelerating the removal of TYSABRI from the blood serum.

•	On October 12th, Biogen Idec and PDL BioPharma announced that Phase 2 data demonstrated a significant reduction in new or enlarged gadolinium-enhancing lesions when daclizumab is added to interferon beta therapy in patients with active relapsing multiple sclerosis (MS). These data were presented at ECTRIMS in Prague, Czech Republic.

•	On October 12th, Biogen Idec announced that its Board of Directors has authorized management to evaluate whether third parties would have an interest in acquiring the Company at a price and on terms that would represent a better value for its stockholders than having the Company continue to execute its strategy on a stand-alone basis. The Board emphasized that Biogen Idec’s strategy is working and generating strong operating and financial performance. Nevertheless, to determine whether potential strategic interest on the part of major pharmaceutical companies might result in superior value in the current environment, the Board has authorized management to explore interest in a transaction with Biogen Idec. In addition, the Company disclosed it has received expressions of interest, including one from investor Carl Icahn.
Use of Non-GAAP Financial Measures
Our “non-GAAP net income” and “non-GAAP diluted EPS” financial measures are defined as reported, or GAAP, net income and diluted EPS excluding, for the reasons discussed below, (1) purchase accounting and merger-related adjustments, (2) stock option expense and the

Page 6 Biogen Idec Reports Third Quarter 2007 Results
cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. We believe it is important to share these non-GAAP financial measures with shareholders as they: better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS.
Purchase accounting and merger-related adjustments — Non-GAAP net income and diluted EPS exclude certain purchase accounting impacts such as those related to the merger with Biogen, Inc. (the “Merger”), the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine. These include charges for in process research and development and the incremental charge to cost of goods sold from our sale of acquired inventory that was written up to fair value at the acquisition date. Also excluded are the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
Stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R — Non-GAAP net income and diluted EPS exclude the impact of our stock option expense recorded in accordance with SFAS No. 123R and the cumulative effect of an accounting change relating to its initial adoption. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our integrated business. We do include the P&L impact of restricted stock awards and other cash incentives in our non-GAAP results.
Other items — Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. Items excluded for purposes of determining non-GAAP net income and diluted EPS are restructuring charges, a gain on sale of long-lived assets, the gain on settlement of license agreements with Fumapharm AG, and the tax effects of these adjustments.
The Company has reconciled the GAAP net income and diluted EPS for the three-month and nine-month periods ended September 30, 2007 and 2006 to the non-GAAP measures of net income and diluted EPS in Table 3 of this press release.
Conference Call and Webcast
The Company’s earnings conference call for the third quarter will be broadcast via the internet at 8:30 a.m. ET on October 23rd, 2007, and will be accessible through the investor relations section

Page 7 Biogen Idec Reports Third Quarter 2007 Results
of Biogen Idec’s homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the earnings conference call, and will remain on the Biogen Idec website through at least November 30, 2007.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements, which appear under the heading “Financial Guidance”, “Revenue Performance”, and “Recent Highlights” above and in the comments from James Mullen, our CEO. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the outcome of our current evaluation of a potential acquisition of the Company, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our quarterly reports on Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
September 30, 2007
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

REVENUES

Product	$529,581	$475,096	$1,532,594	$1,317,696

Unconsolidated joint business	234,637	203,820	672,391	593,296

Royalties	23,537	21,867	69,172	60,714

Corporate partner	1,476	2,709	4,160	3,002

Total revenues	789,231	703,492	2,278,317	1,974,708

COST AND EXPENSES

Cost of sales	81,613	66,792	247,626	212,280

Research and development	286,274	211,033	695,872	518,910

Selling, general and administrative	190,644	173,442	582,373	498,122

Amortization of acquired intangible assets	65,689	60,011	186,570	206,978

Collaboration profit (loss) sharing	5,842	(5,289)	170	(5,289)

Acquired in-process research and development	29,959	—	48,364	330,520

Gain on sale of long lived assets and impairments	—	175	—	(923)

Gain on settlement of license agreement	—	—	—	(34,192)

Total cost and expenses	660,021	506,164	1,760,975	1,726,406

Income from operations	129,210	197,328	517,342	248,302

Other income, net	44,904	22,319	98,192	62,790

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	174,114	219,647	615,534	311,092

Income taxes	54,733	63,048	178,512	205,916

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	119,381	156,599	437,022	105,176

Cumulative effect of accounting change, net of income tax	—	—	—	3,779

NET INCOME	$119,381	$156,599	$437,022	$108,955

BASIC EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.41	$0.46	$1.35	$0.31
Cumulative effect of accounting change, net of income tax	—	—	—	0.01

BASIC EARNINGS PER SHARE	$0.41	$0.46	$1.35	$0.32

DILUTED EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.41	$0.45	$1.34	$0.30
Cumulative effect of accounting change, net of income tax	—	—	—	0.01

DILUTED EARNINGS PER SHARE	$0.41	$0.45	$1.34	$0.31

SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	288,958	338,021	323,006	339,527

DILUTED EARNINGS PER SHARE	293,396	344,754	326,743	345,999

Numbers may not foot due to rounding.

TABLE 2
Biogen Idec Inc.
September 30, 2007
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2007	2006
ASSETS

Cash, cash equivalents and marketable securities	$671,347	$902,691

Accounts receivable, net	378,807	317,353

Inventory	222,857	169,102

Other current assets	347,459	323,421

Total current assets	1,620,470	1,712,567

Marketable securities	921,994	1,412,238

Property and equipment, net	1,392,577	1,280,385

Intangible assets, net	2,562,566	2,747,241

Goodwill	1,136,858	1,154,757

Investments and other assets	181,910	245,620

TOTAL ASSETS	$7,816,375	$8,552,808

LIABILITIES AND SHAREHOLDERS’ EQUITY

Short-term debt	$1,510,113	$—

Other current liabilities	478,631	582,855

Long-term deferred tax liability	558,743	643,645

Other long-term liabilities	276,189	176,530

Shareholders’ equity	4,992,699	7,149,778

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,816,375	$8,552,808

Numbers may not foot due to rounding.

TABLE 3
Biogen Idec Inc.
September 30, 2007
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
EARNINGS PER SHARE	2007	2006	2007	2006

GAAP earnings per share — Diluted	$0.41	$0.45	$1.34	$0.31
Adjustment to net income (as detailed below)	0.17	0.15	0.54	1.40

Non-GAAP earnings per share — Diluted	$0.58	$0.60	$1.88	$1.71

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows:

GAAP net income	$119.4	$156.6	$437.0	$109.0
Adjustments:
COGS: Fair value step up of inventory acquired from former Biogen, Inc. and Fumapharm	—	2.9	—	7.8
COGS: Stock option expense	—	—	0.1	0.1
R&D: Restructuring	0.8	—	1.2	0.3
R&D: Stock option expense	3.5	5.2	9.4	16.4
SG&A: Merger related and purchase accounting costs	—	—	—	0.1
SG&A: Restructuring	—	—	0.6	1.6
SG&A: Stock option expense	5.9	7.7	17.3	24.3
Amortization of acquired intangible assets	65.7	60.0	186.6	207.0
In-process research and development related to consolidation of Cardiokine, and acquisitions of Syntonix, Conforma and Fumapharm	30.0	—	48.4	330.5
Gain on settlement of license agreement with Fumapharm	—	—	—	(34.2)
Gain on sale of long lived assets and impairments	—	0.2	—	(0.9)
Other income, net: Consolidation of Cardiokine and gain on sale of long lived assets	(38.0)	—	(38.0)	—
Income taxes: Income tax effect of reconciling items	(16.9)	(25.6)	(49.5)	(64.9)
Cumulative effect of accounting change from adoption of FAS123R, net of income tax	—	—	—	(3.8)

Non-GAAP net income	$170.4	$207.0	$613.1	$593.3

Numbers may not foot due to rounding.

TABLE 4
Biogen Idec Inc.
September 30, 2007
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2007	2006

PRODUCT REVENUES

Avonex®	$454,890	$445,156

Amevive®	87	411

Tysabri®	62,903	18,654	**

Zevalin®	4,349	4,438

Fumaderm®	7,352	6,437

Total product revenues	$529,581	$475,096

	Nine Months Ended
	September 30,
	2007	2006

PRODUCT REVENUES

Avonex®	$1,365,317	$1,267,961

Amevive®	305	11,148

Tysabri®	140,202	18,262	**

Zevalin®	14,242	13,888

Fumaderm®	12,528	6,437

Total product revenues	$1,532,594	$1,317,696

**	Biogen Idec’s TYSABRI revenue in Q3 2006 includes $14 million of revenue that was originally deferred at the time of the initial TYSABRI launch in accordance with the Company’s revenue recognition policy. The revenue was recognized in Q3 2006, as the ultimate disposition of the product was determined during that period.
Numbers may not foot due to rounding.